Exhibit 10.5

(Form of)

CASH AWARD AGREEMENT

AGREEMENT dated as of                between SEALED AIR CORPORATION, a Delaware corporation (the “Corporation”), and                        (the “Employee”).

The Employee is now in the employ of the Corporation or one of its Subsidiaries and has been selected by the Organization and Compensation Committee (the “Committee”) of the Board of Directors of the Corporation as an employee who is in a position to make a significant contribution to the growth and success of the Corporation.  Pursuant to the 2005 Contingent Stock Plan of Sealed Air Corporation, the Corporation desires to provide an incentive to the Employee which will permit him or her to share directly in the growth of the Corporation and to further identify his or her interests with those of the stockholders of the Corporation.

NOW, THEREFORE, the Corporation and the Employee mutually agree as follows:

Section 1.  Grant of Cash Award

Subject to the terms, conditions and restrictions set forth elsewhere in this Agreement, the Corporation hereby grants to the Employee a Cash Award measured by the Fair Market Value of *  * shares of the Corporation’s Common Stock, par value $0.10 per share, (“Common Stock”) on the date that the Period of Restriction ends or upon the Employee’s earlier death or Disability.  Provided that the Cash Award has not been forfeited previously, the Cash Award will be payable in cash within a reasonable period after such date to the Employee or, in the event of the Employee’s death, to the Employee’s estate.  The Cash Award is granted under the 2005 Contingent Stock Plan of Sealed Air Corporation (as amended and in effect from time to time, the “Plan”), and the grant is subject to the provisions of the Plan, which is made a part of this Agreement, as well as to the provisions of this Agreement.  All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided in this Agreement.

Section 2.  Period of Restriction and Forfeiture of Cash Award

The Period of Restriction applicable to the Cash Award granted under this Agreement begins on the date of this Agreement and ends on the third anniversary of that date, except that the Period of Restriction shall end earlier upon termination of employment following a Change in Control in the circumstances described in Section 7 (iii) of the Plan.  During the Period of Restriction, the Cash Award granted under this Agreement shall be forfeited on the Date of Termination of the Employee with the Corporation or any of its Subsidiaries other than as a result of the Employee’s death or Disability.  No later than 90 days following the Date of Termination, the Committee may determine not to seek forfeiture of all or part of the Cash Award and to permit the Cash Award to vest immediately (in whole or in part) or to continue to vest during the remainder of the original Period of Restriction subject to satisfaction of conditions specified by the Committee.  Until the end of the applicable Period of Restriction or the earlier occurrence of the Employee’s death or Disability, neither the Cash Award nor any interest in this Agreement shall be sold, transferred, pledged or encumbered.

Section 3.  Effect of Forfeiture

The Employee shall have no further rights with respect to a Cash Award that is forfeited from and after the date of forfeiture.

Section 4.  Adjustments

In the event of changes in corporate capitalization, such as a stock dividend, split-up, combination of shares, or reclassification, or a corporate transaction, such as a merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization, or any partial or complete liquidation of the Corporation after the date of this Agreement and before vesting, appropriate adjustments shall be made by the Committee in the number, price and class of shares to be used as the measurement of the cash to be paid upon vesting of the Cash Award covered by this Agreement as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

Section 5.  Action by Corporation

Neither the existence of this Agreement nor the grant of a Cash Award under this Agreement shall impair the right of the Corporation or its stockholders to make or effect any of the adjustments, recapitalizations or other changes in the Common Stock referred to in Section 4, any change in the Corporation’s business, any issuance of debt obligations or stock by the Corporation or any grant of options with respect to stock of the Corporation.

Section 6.  Corporation’s Right to Terminate Employment

Nothing contained in this Agreement shall confer upon the Employee a right to continue in the employ of the Corporation or any of its Subsidiaries or interfere in any way with the right of the Corporation or any of its Subsidiaries to terminate the employment of the Employee at any time, whether with or without cause.

Section 7.  Not a Contract of Employment; No Acquired Rights

Neither the Plan nor this Agreement shall be deemed to be a contract of employment between the Corporation or any of its Subsidiaries and the Employee.  The Cash Award and the right to be paid cash upon vesting does not create any obligation on the part of the Corporation or the Employee’s employer to make additional awards in the future and shall not constitute an acquired labor right for purposes of any foreign law.  The Employee recognizes the absolute right of his or her employer and of the Corporation to amend or cancel the Plan at any time subject to the terms of the Plan without thereby incurring any liability to the Employee.

Section 8.  Effect on Compensation

The grant of a Cash Award under this Agreement shall not be deemed to be a part of the

Employee’s salary or compensation for purposes of determining the Employee’s payments or benefits under any benefit plan, severance program or severance pay law of the Corporation, any Subsidiary or any country.  Neither the Plan nor the Cash Award shall afford the Employee any additional right to severance payments or other termination awards or compensation under any foreign law as a result of the termination of the Employee’s employment for any reason whatsoever.

Section 9.  Tax-Related Items

Regardless of any action the Corporation or the Employee’s employer takes with respect to any or all income tax, payroll tax or other tax-related withholding (Tax-Related Items), the Employee acknowledges that the ultimate liability for all Tax-Related Items owed by the Employee is and remains the Employee’s responsibility and that the Corporation and/or the Employee’s employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant or vesting of this Cash Award; and (ii) do not commit to structure the terms of the grant or any aspect of the Cash Award to reduce or eliminate the Employee’s liability for Tax-Related Items.  If the Corporation determines that it and/or the Employee’s employer must withhold any Tax-Related Items as a result of the Employee’s participation in the Plan, the Employee agrees as a condition of the grant of the Cash Award to make arrangements satisfactory to the Corporation and/or the Employee’s employer to enable it to satisfy all withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the pay-out of the Cash Award.  In addition, the Employee authorizes the Corporation and/or the Employee’s employer to fulfill its withholding obligations by all legal means, including, but not limited to withholding Tax-Related Items from the Employee’s wages, salary or other cash compensation the Employee’s employer pays to the Employee.

Section 10.  Foreign Indemnity

The Employee agrees to indemnify the Corporation and each of its Subsidiaries for the Employee’s portion of any social insurance obligations or taxes arising under any foreign law with respect to the Cash Award.

Section 11.  Injunctive Relief

In addition to any other rights or remedies available to the Corporation as a result of the breach of the Employee’s obligations hereunder, the Corporation shall be entitled to enforcement of such obligations by an injunction or a decree of specific performance from a court with appropriate jurisdiction and, in the event that the Corporation is successful in any suit or proceeding brought or instituted by the Corporation to enforce any of the provisions of this Agreement or on account of any damages sustained by the Corporation by reason of the violation by the Employee of any of the terms and conditions of this Agreement to be performed by the Employee, the Employee agrees to pay to the Corporation all costs and expenses including attorneys’ fees reasonably incurred by the Corporation.

Section 12.  Interpretation

The Employee agrees that all questions of interpretation and administration of this Agreement shall be determined by the Committee in its sole discretion and such determination shall be final, binding and conclusive upon him or her.  If the Committee is not acting, its functions may be performed by the Board of Directors of the Corporation, and each reference in this Agreement to the Committee shall, in that event, be deemed to refer to the Board of Directors.

Section 13.  Severability

If any provision of this Agreement shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included.

Section 14.  Notices

Any notice which either party hereto may be required or permitted to give to the other shall be in writing and, except as otherwise required herein, may be delivered personally or by mail to the Corporation at 200 Riverfront Boulevard, Elmwood Park, New Jersey 07407, attention of the Secretary of the Corporation, or to the Employee at the address set forth below or at such other address as either party may designate by notice to the other.

Section 15.  Successors

The provisions of this Agreement shall be binding upon and inure to the benefit of all successors of the Employee, including, without limitation, his or her estate and the executors, administrators or trustees thereof, his or her heirs and legatees and any receiver, trustee in bankruptcy or representative of his or her creditors.

Section 16.  Applicable Law

The Plan and this Agreement shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have entered into this Cash Award Agreement as of the day and year first above written.

SEALED AIR CORPORATION

By
Chief Financial Officer
[Corporate Seal]

Attest:

Secretary
[L.S.]
Employee

Address of Employee:

Home Telephone No.